Exhibit 99.2

THE HYDROPOTHECARY COPRORATION

2014 STOCK OPTION PLAN

This Plan (as defined below) has been adopted by the directors of the Corporation (as defined below) in connection with its initial public offering and listing of its common shares on the Exchange (as defined below) pursuant to the Capital Pool Company (“CPC”) program of the Exchange as governed by their Policy 2.4 (“Policy 2.4”). Notwithstanding anything herein to the contrary, while the Corporation remains a CPC, the terms of this Plan and the terms of all Options (as defined below) granted pursuant to this Plan shall include all terms, conditions and restrictions provided by Policy 2.4 as if such terms, conditions and restrictions were reproduced herein. While the Corporation is a CPC, Policy 2.4 shall prevail in the event of any inconsistency between Policy 2.4 and this Plan.

1.	Purpose of Plan

1.1	The purpose of the Plan is to attract, retain and motivate persons as directors, officers, key employees and consultants of the Corporation and its Subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2.	Defined Terms

 Where used herein, the following terms shall have the following meanings, respectively:

2.1	“Board” means the board of directors of the Corporation or, if established and duly authorized to act, an executive committee or another committee appointed for such purpose by the Board;

2.2	“Business Day” means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading;

2.3	“Consultant” means, in relation to the Corporation, an individual (or a company wholly-owned by an individual) who:

(i) provides ongoing consulting services to the Corporation or an affiliate of the Corporation under a written contract;

(ii) possesses technical, business or management expertise of value to the Corporation or an affiliate of the Corporation;

(iii) spends a significant amount of time and attention on the business and affairs of the Corporation or an affiliate of the Corporation; and

(iv) has a relationship with the Corporation or an affiliate of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation;

2.4	“Corporation” means The Hydropothecary Corporation and includes any successor corporation thereto and any subsidiary thereof;

2.5	“Discounted Market Price” means the Market Price less the discount set forth below subject to a minimum price of $0.05:

Closing Price	Discount
Up to $0.50	25%
$0.51 to $2.00	20%
Above $2.00	15%

2.6	“Eligible Person” means any director, officer, employee (part-time or full-time), service provider or Consultant of the Corporation or any Subsidiary;

2.7	“Exchange” means TSX Venture Exchange and, where the context permits, any other exchange on which the Shares are or may be listed from time to time;

2.8	“Expiry Date” means the date of expiration of an Option specified in the stock option notice or stock option agreement evidencing an Option or in the resolution of the Corporation granting such Option, as the case may be;

2.9	“Insider” means:

(a)	an Insider as defined under Section 1 (1) of the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

(b)	an associate as defined under Section 1 (1) of the Securities Act (Ontario) of any person who is an insider by virtue of (a) above;

2.10	“Market Price” at any date in respect of the Shares shall be the greatest closing price of such Shares on any Exchange on the last Business Day preceding the date on which the Option is approved by the Board (or, if such Shares are not then listed and posted for trading on the Exchange, on such stock exchange in Canada on which the Shares are listed and posted for trading as may be selected for such purpose by the Board). In the event that such Shares did not trade on such Business Day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

2.11	“Option” means an option to purchase Shares granted under the Plan;

2.12	“Option Price” means the price per Share at which Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Article 8;

2.13	“Optionee” means an Eligible Person to whom an Option has been granted;

2.14	“Person” means an individual, a corporation, a partnership, an unincorporated association or organization, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the Business Corporations Act (Ontario);

2.15	“Plan” means the The Hydropothecary Corporation Stock Option Plan, as the same may be amended or varied from time to time;

2.16	“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

2.17	“Shares” means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 8, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

2.18	“Subsidiary” means any corporation which is a subsidiary as such term is defined in the Business Corporations Act (Ontario) (as such provision is from time to time amended, varied or re-enacted) of the Corporation.

3.	Administration of the Plan

3.1	The Plan shall be administered in accordance with the rules and policies of the Exchange in respect of employee stock option plans by the Board. The Board shall receive recommendations of management and shall determine and designate from time to time those directors, officers, employees and Consultants of the Corporation or its Subsidiaries to whom an Option should be granted and the number of Shares, which will be optioned from time to time to any Eligible Person and the terms and conditions of the grant.

3.2	The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a)	to establish policies and to adopt, prescribe, amend or vary rules and regulations for carrying out the purposes, provisions and administration of the Plan and make all other determinations necessary or advisable for its administration;

(b)	to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c)	to determine which Eligible Persons are granted Options and to grant Options;

(d)	to determine the number of Shares covered by each Option;

(e)	to determine the Option Price;

(f)	to determine the time or times when Options will be granted and exercisable;

(g)	to determine if the Shares which are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

(h)	to prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

4.	Shares Subject to the Plan

4.1	Options may be granted in respect of authorized and unissued Shares provided that, the maximum aggregate number of Shares reserved by the Corporation for issuance and which may be purchased upon the exercise of all Options, subject to adjustment of such number pursuant to the provisions of Section 8 hereof, shall not exceed 10% of the issued and outstanding Shares of the Corporation as at the closing of the initial public offering. Following the completion of a Qualifying Transaction (as defined in Policy 2.4) the maximum aggregate number of Shares reserved by the Corporation for issuance and which may be purchased upon the exercise of all Options, subject to adjustment of such number pursuant to the provisions of Section 8 hereof, shall not exceed 10% of the then issued and outstanding Shares of the Corporation. Shares in respect of which Options are not exercised shall be available for subsequent Options under the Plan. No fractional Shares may be purchased or issued under the Plan.

5.	Eligibility; Grant; Terms of Options

5.1	Options may be granted to Eligible Persons. The Corporation covenants that all employees, service providers, Consultants or individuals employed by companies providing management services to the Corporation shall be bona fide employees, service providers, Consultants or employees of such Consultants or service providers of the Corporation or its subsidiaries.

5.2	Options may be granted by the Corporation pursuant to the recommendations of the Board from time to time provided and to the extent that such decisions are approved by the Board.

5.3	Subject to the provisions of this Plan, the number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board. At no time shall the period during which an Option shall be exercisable exceed 10 years.

5.4	In the event that no specific determination is made by the Board with respect to any of the following matters, the period during which an Option shall be exercisable shall be 10 years from the date the Option is granted to the Optionee and the Options shall vest on the date of the grant save and except that Options granted to Consultants or persons employed in Investor Relations Activities (as defined in the policies of the Exchange) shall vest in stages over 12 months with no more than 1/4 of the Options vesting in any three month period.

5.5	The Option Price of Shares which are the subject of any Option shall not be less than the Discounted Market Price, provided that:

(a)	while the Corporation is a CPC, the Option Price cannot be less than the greater of the per share price paid by the public investors for Shares under the Corporation’s initial public offering and the Discounted Market Price;

(b)	If Options are granted within 90 days of a distribution by a prospectus, the minimum Option Price will be the greater of the Discounted Market Price and the per share price paid by the public investors for Shares acquired under the distribution;

(c)	The 90 day period begins on the date a final receipt is issued for the prospectus; and

(d)	For unit offerings, the minimum Option Price will be the “base” (or imputed) price of the Shares included in the unit.

5.6	The number of Shares reserved for issuance to any one Person pursuant to Options granted under this Plan or any Share Compensation Arrangement, shall be subject to the following restrictions:

(a)	the aggregate number of Shares reserved for issuance pursuant to Options granted to any one Eligible Person, other than a consultant, in any 12 month period may not exceed 5% of the Corporation’s total issued and outstanding Shares, unless disinterested shareholder approval is obtained, and further, the aggregate number of Shares reserved for issuance pursuant to Options to any individual director or officer shall not exceed 5% of the Shares of the Corporation outstanding as at the closing of the initial public offering;

(b)	the aggregate number of Shares issuable pursuant to Options granted to Insiders pursuant to the Plan or any Share Compensation Arrangement may not exceed 10% of the Corporation’s total issued and outstanding Shares, unless disinterested shareholder approval is obtained;

(c)	the aggregate number of Shares issued to Insiders pursuant to the Plan or any Share Compensation Arrangement in any 12 month period may not exceed 10% of the Corporation’s total issued and outstanding Shares, unless disinterested shareholder approval is obtained;

(d)	no more than 2% of the total issued and outstanding Shares at the time of grant may be granted to any one consultant in any 12 month period, and further, the aggregate number of Shares reserved for issuance pursuant to Options to all technical consultants shall not exceed 2% of the Shares of the Corporation outstanding as at the closing of the initial public offering; and

(e)	no more than an aggregate of 2% of the total issued and outstanding Shares at the time of grant may be granted to all persons engaged to conduct Investor Relations Activities in any 12 month period (provided that while the Corporation is a CPC it must not grant any Options to such Persons employed in Investor Relations Activities).

5.7	Any entitlement to acquire Shares granted pursuant to the Plan or any other Share Compensation Arrangement prior to the Optionee becoming an Insider shall be excluded for the purposes of the limits set out in 5.6 above.

5.8	An Option is personal to the Optionee and is non-assignable and non-transferable.

5.9	Disinterested shareholder approval shall be required for any reduction in the exercise price of the Options if the optionholder is an Insider of the Corporation at the time of a proposed amendment to the exercise price.

6.	Exercise of Options

6.1	Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable period of time following the receipt of such notice and payment.

6.2	Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(a)	completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as counsel to the Corporation shall reasonably determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the listing of such Shares on the Exchange; and

(c)	the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel reasonably determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on the Exchange.

6.3	No Option granted pursuant to this Plan may be exercised before the completion of the Qualifying Transaction unless the Optionee agrees in writing to deposit the shares acquired into escrow until the issuance of the Final Exchange Bulletin (as defined in Policy 2.4).

7.	Termination of Employment: Death

7.1	Subject to Section 7.2 and any express resolution passed by the Board with respect to an Option, and all rights to purchase pursuant thereto, If an Optionee ceases to be an Eligible Person for any reason other than death, his/her Option shall terminate within a reasonable time as specified by the Board at the time of granting the option, such period to not exceed a period of one (1) year from the date of termination, and all rights to purchase Shares under such Option shall cease and expire and be of no further force or effect. Notwithstanding the foregoing, Options granted to any Optionee of the Corporation while the Corporation is a CPC, where the Optionee does not continue as an Eligible Person of the resulting issuer, have a maximum term of the later of 12 months after completion of the Qualifying Transaction and 90 days after the Optionee ceases to become an Eligible Person of the resulting issuer, following which all rights to purchase Shares under such Option shall cease and expire and be of no further force or effect.

7.2	If, before the expiry of an Option in accordance with the terms thereof, the employment of the Optionee with the Corporation or with any Subsidiary shall terminate, in either case by reason of the death of the Optionee, such Option may, subject to the terms thereof and any other terms of the Plan, be exercised by the legal representative(s) of the estate of the Optionee at any time during the first six months following the death of the Optionee (but prior to the expiry of the Option in accordance with the terms thereof) but only to the extent that the Optionee was entitled to exercise such Option at the date of the termination of his employment.

7.3	Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director where the Optionee continues to be employed by the Corporation or continues to be a director of the Subsidiary or an officer of the Corporation or any Subsidiary.

8.	Change in Control and Certain Adjustments

8.1	Notwithstanding any other provision of this Plan in the event of:

(a)	the acquisition by any Person who was not, immediately prior to the effective time of the acquisition, a registered or a beneficial shareholder in the Corporation, of Shares or rights or options to acquire Shares of the Corporation or securities which are convertible into Shares of the Corporation or any combination thereof such that after the completion of such acquisition such Person would be entitled to exercise 30% or more of the votes entitled to be cast at a meeting of the shareholders; or

(b)	the sale by the Corporation of all or substantially all of the property or assets of the Corporation;

then notwithstanding that at the effective time of such transaction the Optionee may not be entitled to all the Shares granted by the Option, the Optionee shall be entitled to exercise the Options to the full amount of the Shares remaining at that time within 90 days of the close of any such transaction.

8.2	Appropriate adjustments with respect to Options granted or to be granted, in the number of Shares optioned and in the Option Price, shall be made by the Board to give effect to adjustments in the number of Shares of the Corporation resulting from subdivisions, consolidations or reclassifications of the Shares of the Corporation, the payment of stock dividends or cash dividends by the Corporation (other than dividends in the ordinary course), the distribution of securities, property or assets by way of dividend or otherwise (other than dividends in the ordinary course), or other relevant changes in the capital stock of the Corporation or the amalgamation or merger of the Corporation with or into any other entity, subsequent to the approval of the Plan by the Board. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the Shareholders of the Corporation and to acceptance by the Exchange respectively, if applicable.

9.	Amendment or Discontinuance

9.1	The Board may amend or discontinue the Plan at any time upon receipt of requisite regulatory approval including without limitation, the approval of the Exchange, provided, however, that no such amendment may increase the maximum number of Shares that may be optioned under the Plan, change the manner of determining the minimum Option Price or, without the consent of the Optionee, alter or impair any of the terms of any Option previously granted to an Optionee under the Plan. Any amendments to the terms of an Option shall also require regulatory approval, including without limitation, the approval of the Exchange.

10.	Miscellaneous Provisions

10.1	The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price of the Shares in respect of which the Option is being exercised) and the issuance of Shares by the Corporation.

10.2	Nothing in the Plan or any Option shall confer upon an Optionee any right to continue in the employ of the Corporation or any Subsidiary or affect in any way the right of the Corporation or any Subsidiary to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment of any Optionee beyond the time which he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

10.3	To the extent required by law or regulatory policy or necessary to allow Shares issued on exercise of an Option to be free of resale restrictions, the Corporation shall report the grant, exercise or termination of the Option to the Exchange and the appropriate securities regulatory authorities.

11.	Shareholder and Regulatory Approval

11.1	The Plan shall be subject to the approval of the shareholders of the Corporation to be given by a resolution of the shareholders of the Corporation and to acceptance by the Exchange. Any Options granted prior to such approval and acceptances shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless such approval and acceptance is given.